Exhibit 99.1

National & Retail Trades and First Call, Release: November 13, 2008 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS EARNINGS OF

$0.52 PER DILUTED SHARE FOR THIRD QUARTER OF FISCAL 2008

MENOMONEE FALLS, WI … November 13/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year-to-date periods ended November 1, 2008.

Kohl’s Corporation reported net income for the quarter ended November 1, 2008 of $160.2 million, or $0.52 per diluted share, compared with $194.0 million, or $0.61 per diluted share, a year ago.  Net sales were $3.8 billion, a decrease of 0.6 percent for the quarter.  Comparable store sales for the quarter decreased 6.7 percent.

For the nine months ended November 1, 2008, net income decreased 18 percent to $549.1 million, or $1.79 per diluted share, compared to $672.2 million, or $2.09 per diluted share, for the nine months ended November 3, 2007. Net sales increased 1.5 percent to $11.2 billion from $11.0 billion a year ago. Comparable store sales decreased 6.0 percent for the same period.

Kevin Mansell, Kohl’s president and CEO, said, “Our third quarter results reflect strong inventory management and increased penetration of private and exclusive brands, resulting in improved gross margins, as well as effective expense control.  We remain conservative in our sales expectations for the fourth quarter and will manage our business accordingly.  We expect the holiday season to be the most challenging in years and will be very competitive in order to gain market share.  We will use our financial strength to continue to invest in technology and talent in building for the future as we expand selectively and remodel existing stores in fiscal 2009.”

Mansell added, “I am very proud of our 120,000 associates and the role they played in delivering these results in this environment and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Expansion Update

During the first nine months of 2008, Kohl’s successfully opened 75 stores.  The Company ended the quarter with 1,004 stores in 48 states, compared with 914 stores in 47 states at the same time last year.  In fiscal 2009, the Company expects to open approximately 50 stores and remodel 60 stores.

Earnings Guidance

For the fourth quarter, assuming comparable store sales of negative 8 percent to negative 12 percent, the Company would expect earnings per diluted share of $0.90 to $1.05 versus previous guidance of $1.26 to $1.34 per diluted share.  This would result in earnings per diluted share of $2.69 to $2.84 for fiscal 2008.

Third Quarter 2008 Earnings Conference Call

Investors will have an opportunity to listen to the third quarter earnings conference call at 5:00 PM EST on November 13 by dialing (706) 902-0486, using Conference ID 72256663, ten minutes prior to the start of the call.  A replay of the call will also be accessible from 6 PM EST November 13 through December 15, 2008. To listen to the replay, dial (706) 645-9291, and use Conference ID 72256663.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=iroleventDetails&c=60706&eventID=1978565 at least ten minutes prior to the call to download and install any necessary audio software.  (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.) The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS - News) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,004 stores in 48 states. A company committed to the communities it serves; Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl's Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Three Months
	(13 Weeks) Ended
		% to		% to
	November 1,	Net	November 3,	Net
	2008	Sales	2007	Sales

Net sales	$ 3,803.6		$ 3,825.2
Cost of merchandise sold	2,380.8	62.6%	2,407.2	62.9%

Gross margin	1,422.8	37.4%	1,418.0	37.1%

Operating expenses:
Selling, general, and administrative	981.5	25.8%	933.7	24.4%
Depreciation and amortization	135.5	3.6%	115.2	3.0%
Preopening expenses	20.5	0.5%	38.2	1.1%

Operating income	285.3	7.5%	330.9	8.6%

Interest expense, net	28.2	0.7%	18.7	0.4%

Income before income taxes	257.1	6.8%	312.2	8.2%
Provision for income taxes	96.9	2.6%	118.2	3.1%

Net income	$ 160.2	4.2%	$ 194.0	5.1%

Basic net income per share	$ 0.53		$ 0.61
Average number of shares	304.6		316.9

Diluted net income per share	$ 0.52		$ 0.61
Average number of shares	305.4		318.6

Kohl's Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Nine Months
	(39 Weeks) Ended
		% to		% to
	November 1,	Net	November 3,	Net
	2008	Sales	2007	Sales

Net sales	$ 11,153.4		$ 10,986.4
Cost of merchandise sold	6,920.6	62.0%	6,854.1	62.4%

Gross margin	4,232.8	38.0%	4,132.3	37.6%

Operating expenses:
Selling, general, and administrative	2,834.0	25.4%	2,630.0	23.9%
Depreciation and amortization	398.1	3.6%	326.0	3.0%
Preopening expenses	37.4	0.4%	55.6	0.5%

Operating income	963.3	8.6%	1,120.7	10.2%

Interest expense, net	81.4	0.7%	39.4	0.4%

Income before income taxes	881.9	7.9%	1,081.3	9.8%
Provision for income taxes	332.8	3.0%	409.1	3.7%

Net income	$ 549.1	4.9%	$ 672.2	6.1%

Basic net income per share	$ 1.79		$ 2.10
Average number of shares	306.3		319.7

Diluted net income per share	$ 1.79		$ 2.09
Average number of shares	307.2		322.4

Kohl's Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

Subject to Reclassification

	November 1,	November 3,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$ 242,970	$ 294,986
Short-term investments	36,131	25,679
Merchandise inventories	3,712,033	3,908,529
Deferred income taxes	75,841	62,291
Other current assets	150,847	143,743

Total current assets	4,217,822	4,435,228

Property and equipment, net	6,991,337	6,383,580
Long-term investments	344,888	-
Favorable lease rights, net	198,984	213,298
Goodwill	9,338	9,338
Other assets	110,041	72,539

Total assets	$11,872,410	$11,113,983

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,644,562	$ 1,708,891
Accrued liabilities	754,895	779,168
Income taxes payable	615	62,930
Short-term debt	302,000	170,000
Current portion of long-term debt and capital leases	17,111	11,345

Total current liabilities	2,719,183	2,732,334

Long-term debt and capital leases	2,056,773	2,045,535
Deferred income taxes	314,298	258,336
Other long-term liabilities	387,609	268,873
Shareholders' equity	6,394,547	5,808,905

Total liabilities and shareholders' equity	$11,872,410	$11,113,983

Kohl's Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

Subject to Reclassification

	39 Weeks Ended
	November 1,	November 3,
	2008	2007

Operating activities		(Revised)
Net income	$ 549,127	$ 672,182
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization, including debt discount	399,371	326,741
Share-based compensation	39,053	38,950
Excess tax benefits from share-based compensation	(127)	(6,623)
Deferred income taxes	71,142	(7,295)
Other non-cash revenues and expenses	17,572	26,956
Changes in operating assets and liabilities:
Merchandise inventories	(854,254)	(1,328,662)
Other current and long-term assets	(23,073)	(19,339)
Accounts payable	811,163	774,515
Accrued and other long-term liabilities	(53,645)	(13,427)
Income taxes	(128,325)	(163,710)

Net cash provided by operating activities	828,004	300,288

Investing activities
Acquisition of property and equipment
and favorable lease rights	(843,030)	(1,258,166)
Purchases of investments in auction rate securities	(52,800)	(4,686,950)
Sales of investments in auction rate securities	92,900	5,117,779
Net purchases of money-market investments	(5,834)	(25,278)
Proceeds from sale of property, plant and equipment	1,377	30,197
Other	4,592	(4,809)

Net cash used in investing activities	(802,795)	(827,227)

Financing activities
Proceeds from issuance of debt	-	996,031
Net borrowings under credit facilities	302,000	170,000
Capital lease payments	(8,748)	(16,644)
Deferred financing fees	-	(7,378)
Treasury stock purchases	(261,638)	(612,475)
Excess tax benefits from share-based compensation	127	6,623
Proceeds from stock option exercises	5,477	96,598

Net cash provided by financing activities	37,218	632,755

Net increase in cash and cash equivalents	62,427	105,816
Cash and cash equivalents at beginning of period	180,543	189,170

Cash and cash equivalents at end of period	$ 242,970	$ 294,986